As filed with the Securities and Exchange Commission on September 15, 2021.

Registration No. 333-259421

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Virpax Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	82-1510982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1055 Westlakes Drive, Suite 300

Berwyn, PA 19312
(610) 727-4597
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Mack
Chief Executive Officer
1055 Westlakes Drive, Suite 300

Berwyn, PA 19312
(610) 727-4597
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner Steven M. Skolnick Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700	Jeffrey J. Fessler Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 (212) 634-3067

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-259421

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Virpax Pharmaceuticals, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on September 14, 2021, is being filed for the sole purpose of filing Exhibit 5.1 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibits:	Description
5.1	Legal opinion of Lowenstein Sandler LLP

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, Pennsylvania, on the 15th day of September, 2021.

Virpax Pharmaceuticals, Inc.

By:	/s/ Anthony Mack
	Name:	Anthony Mack
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Anthony Mack	Chief Executive Officer (Principal Executive Officer)	September 15, 2021
Anthony Mack	and Chairman of the Board of Directors

/s/ Christopher Chipman	Chief Financial Officer	September 15, 2021
Christopher Chipman

*	Director	September 15, 2021
Eric Floyd, PhD

*	Chief Medical Officer, Director	September 15, 2021
Jeffrey Gudin, MD

*	Director	September 15, 2021
Jerrold Sendrow, CFP

*	Director	September 15, 2021
Thani Jambulingam, PhD

*	Director	September 15, 2021
Gary Jacob, PhD

*	Director	September 15, 2021
Vanila M. Singh, MD

*	EVP, Chief Commercial Officer, Director	September 15, 2021
Gerald Bruce

*	Director	September 15, 2021
Michael F. Dubin

*By: /s/ Christopher Chipman
Christopher Chipman, Attorney-in-Fact

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